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                                                                EXHIBIT 99(i)(1)



November 30, 1998



Centurion Funds, Inc.
2425 East Camelback Road, Suite 530
Phoenix, Arizona 85016-4228

Ladies and Gentlemen:

We have acted as counsel to Centurion Funds, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with the preparation of a registration statement on Form N-1A covering the offer and sale of an indefinite number of shares of Common Stock of the Fund (the "Common Stock"), one hundred million to be designated a series called "Centurion U.S. Equity Fund," one hundred million to be designated a series called "Centurion International Equity Fund," one hundred and fifty million to be designated a series called "Centurion U.S. Contra Fund," and one hundred and fifty million to be designated a series called "Centurion International Contra Fund," par value $.001 per share (collectively, the "Shares").

We have examined copies of the Charter and By-Laws of the Fund, the Fund's Prospectus and Statement of Additional Information included in its Registration Statement on Form N-1A, Securities Act File No. 333-61973 and Investment Company Act File No. 811-8977 (the "Registration Statement"), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of the above material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.
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Centurion Funds, Inc.
November 30, 1998
Page 2


Based upon the foregoing, we are of the opinion that:

     1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

     2. 10,000 shares of Common Stock of the Fund have been duly authorized for sale to Centurion Trust Company, representing 9,997 Shares of the Centurion U.S. Equity Fund, 1 Share of the Centurion International Equity Fund, 1 Share of the Centurion U.S. Contra Fund and 1 Share of the Centurion International Contra Fund and when paid for will be validly issued, fully paid and nonassessable.

     3. The Shares of the Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Fund's Prospectus and Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP.


Very truly yours,



/s/ Willkie Farr & Gallagher